Exhibit 10.1

Commission Loan Agreement

(Ref. 2008002)

Party A (the Borrower): the Company

Legal Representative (Person in Charge): Zhao Guohong

Registered Address: No.5 Nan Huan Xi Road, Tie Xi District, Siping City

Type of License: Business License (Ref: 2203002302109)

Post Code: 136000	Tel: 0434-3262125

Party B (Principal): Siping City Fu Guo Investment and Development Co., Ltd

Legal Representative (Person in Charge): Wang Hongzhi

Address: No.277, Jian Xin Road, Ren Xing Street, Tie Xi District, Siping City

Type of License: Business License (Ref: 2203001510404)

Post Code: 136000	Tel: 0434-3250941

Party C (Agent Bank/Lender): Siping City Credit Association Union

Person in Charge: Wang Jingui

Address: No.527, Gong Yuan North Road, Tie Xi District, Siping City

Type of License: Finance License (Ref: F10122430H0140)

Post Code: 136000	Tel: 0434-5088999

Whereas:

Party B and Party C signed and executed Commission Loan Agreement (Ref. 2008002). Upon the request of Party A, Party B entrusts the Party C with its own funds to make the said funds available to the Party A on behalf of the Party B with the terms and conditions of this Agreement.

Article I: Loan

1.1 Amount of the Loan: RMB Twenty Eight Million (28,000,000) Yuan.

1.2 Purpose: working capital of the Company.

1.3 Term of the Loan: Three years commencing from 27 June 2008 till 26 June 2011.

Article II: Interest Rate and the calculation of interest and financial expense

The first interest rate under this Agreement shall be 6% above the lending rate over the same period published by the People’s Bank of China; annual interest rate is 8.0136% . The interest rate shall be adjusted 21 June every year; the adjusted interest rate shall be 6% above the lending rate of the same category over the same period published by the People’s Bank of China. (The financial expense has been collected under Agreement with Ref.2008001.)

The interest hereunder shall be calculated as of the date on which the Loan is transferred to the Borrower’s saving account from the Lender. The Borrower shall transfer the due and payable interest to the Lender’s saving account 3 days prior to the interest settlement date, the Lender shall be entitled to withdraw the interest from this account directly. Should the Borrower fail to comply with its obligation abovementioned, other expense in relation to and arising from the Borrower’s failure shall be bored by the Borrower.

In the case where the Loan is misappropriated or repaid overdue, the default interest shall be calculated on the default interest rate hereunder basis from the misappropriation or the due date, until the date on which the misappropriation is corrected or the payable Loan is repaid.

The default interest rate for overdue repayment= the interest rate under this Agreement×150%.

The default interest rate for misappropriation= the interest rate under this Agreement×200%.

If any lump of Loan is appropriated and repaid at the mean time, the higher default interest rate shall be applicable.

Compound interest shall be calculated against to the interest which is failed to be paid on time, compound interest shall be calculated against to the interest arising from the misappropriated or overpaid principal lump of Loan.

Article III: Issuance and repayment of the Loan

3.1 Party C shall not have the obligation to issue the Loan unless the following conditions are fulfilled:

(1) There is enough sum of amount, not less than the amount of the Loan in Party B’s commission fund saving account opened in Party C;

(2) Party C receives Authorization Issuance Notice regarding Commission Loan from Party B;

(3) The guarantee agreement under this Agreement is executed and remains valid;

(4) Other premise agreed by the three parties concerning the issuance of the Loan:

None

3.2 The issuance plan of the Loan:

RMB Twenty Eight Million (2,800,800) Yuan shall be issued on 27 June 2008.

3.3 The actual amount issued and the issuance date of the Loan shall be subject to the

Loan Receipt.

3.4 The repayment plan:

RMB 1,000,000 Yuan shall be repaid on 20 November 2008;

RMB 2,000,000 Yuan shall be repaid on 20 May 2009;

RMB 2,000,000 Yuan shall be repaid on 20 November 2009;

RMB 6,000,000 Yuan shall be repaid on 20 May 2010;

RMB 6,000,000 Yuan shall be repaid on 20 November 2010;

RMB 6,000,000 Yuan shall be repaid on 20 May 2011;

RMB 5,000,000 Yuan shall be repaid on 26 June 2011.

3.5 Party A shall repay the Loan and pay the interest to Party B through Party C, and authorize Party C to deduct corresponding sum of amount from Party A’s saving account opened with Party C to repay the Loan and pay the interest.

3.6 Party could repay part of or the whole of the Loan in advance with Party B’s written consent. Party C should handle the procedures concerning advance repayment in accordance with Party B’s notice.

Article IV: The Payment of the Loan Fund

4.1 The counter-guarantee agreement is signed and executed between Party A and its guarantor.

4.2 Party C shall make the payment of the Loan fund according to the Payment Notice of Loan Fund Commission issued by the guarantor.

Article V: The extension of the Loan

An Application for Commission Loan Extension shall be submitted to Party B 30 days prior to the due date for the Loan if the Party A applies for extension. With Party B’s written consent and notice, Party C shall handle and complete the extension Loan procedures in accordance with Application for Commission Loan Extension approved by Party B. Party B shall undertake the loss arising from the extension of the Loan.

Article VI: Representations and Warranties of Party A

6.1 Party A is an independent legal entity, enjoys all necessary capability, and is entitled to carry out the obligation under this Agreement and undertake civil liabilities in its own name.

6.2 The signing and execution of this Agreement is Party A’s genuine expression of intention, it obtains all necessary approval and authorization, no legal flaws exists.

6.3 The documents, sheets, materials and information provided by Party A to Party B and C during the process of signing and execution of this Agreement is authentic, complete, accurate and valid; Party A never conceals any information which could affect its financial status and repayment capability from Party B and C.

Article VII: Party A’s Obligation

7.1 Party A shall repay the principal and pay the interest according to the plan stipulated in this Agreement.

7.2 Party A shall use Loan according to the purpose stipulated under this Agreement, Party A shall not occupy or misappropriate the Loan.

7.3 Party A shall bear the fees and expenses arising from this Agreement and the guarantee under this Agreement, including but not limited to the notarization fees, verification fees, assessment fees, and registration fees.

7.4 Party A shall comply with Party C’s business systems and operation practice concerning loan business, including but not limited to cooperation with Party A and C for Party B and C’ investigation and supervision on Party A’s production and operation, provide all the financial sheets, other materials and information required by Party B and C timely, and promise that all the documents, materials and information are genuine, complete and accurate.

7.5 In the case where Party A is confronted with any following event, party A shall inform Party B and C in written at least 30 day prior to the occurrence of the event, and no such event shall be carried out unless the principal is repaid and interest is paid or the repayment plan and guarantee is furnished and approved by Party B:

(1) The whole or substantial part of the major assets or assets is sold, granted, leased out, transferred, mortgaged, pledged or disposed in any other manner;

(2) Significant change occurs to operation system or organization form of property, including but not limited to the activities of contracting for management, leased out, joint operation, reform as a company limited by shares, reform as a company of joint stock cooperation, combination, merger, joint venture, division, establishment of subsidiary, transfer of property rights and decrease of capital.

7.6 Party A shall notify Party B and C in written within 7 days as of the date of the occurrence of the following event:

(1) Alteration regarding Articles of Association, enterprise name, legal representative (person in charge), liaison address, mailing address or business scope and any other items of registration, decision which could affect finance and personnel substantially;

(2) Party A or its guarantor plans to apply for bankruptcy or has been applied for bankruptcy by its creditor;

(3) Party A is involved in material lawsuit or arbitration, or its major assets or the guarantee under this Agreement has been detrained or frozen or taken measure of property custody.

(4) Party A provides guarantee to another third party, and brings adverse impact to its financial status or the capability to perform the obligation under this Agreement;

(5) Party A signs such contracts which could adverse affect its operation and financial status;

(6) Party A or its guarantor ceases production, closes business, dissolves, shutouts for reorganization, or its business license is revoked;

(7) Party A, or its the legal representative (person in charge) or major management personnel commit illegal activity;

(8) Adverse trouble occurs to business, financial status deteriorates, or other events which could have adverse impact on Party A’s operation, financial status or capability to repay the Loan occur.

7.7 Where any changes bring about disadvantage to the guarantee under this Agreement, Party A shall furnish other guarantee timely approved by Party B upon Party B’s request.

The changes here includes but not limited to: The guarantor ceases production, closes business, dissolves, shutouts for reorganization, or its business license is revoked, applies for or has been applied for bankruptcy; material change occurs to the business or financial status of the guarantor; the guarantor is involved in material lawsuit or arbitration; the value of guarantee decreases or may decrease or is taken property custody measures; the guarantor has breached the guarantee agreement; dispute occurs between the guarantor and Party A; the guarantor demands to terminate the guarantee agreement; the guarantee agreement does not come into effect or become void or revoked; the guarantee is not created or void; or other events which could affect Party B’s creditor’s rights.

Article VIII: Other Issues

        None

Article IX: The Loan Deemed as Due in Advance

In case any following event occurs, Party B is entitled to request Party C to cease issuing the lump of the principal which has not been issued, declare unilaterally that part of or the whole of the issued lump of the principal under this Agreement due in advance, and requires Party A to repay all due principal and pay all interest. Upon Party B’s written notice, Party C shall take corresponding measures:

(1) The representations and warranties made by Party A under Article VI are not true;

(2) Party A violates the obligation under this Agreement;

(3) Any events stipulated in Section 7.6 occur, and Party B considers that its creditor’s rights are affected thereof.

Article X: The indemnity measure concerning breach of agreement

10.1 Where Party A fails to repay principal and pay interest timely and fully, or fails to use the Loan according to the purpose stipulated in this Agreement, Party C is entitled to calculated and collect interest based on the default interest rate for overdue repayment or misappropriation respectively, and calculate compound interest against the due payable interest. The default interest rate for overdue repayment shall be 50% above the interest rate stipulated under this Agreement; the default interest rate for misappropriation shall be 100% above the interest rate stipulated under this Agreement.

10.2 Should Party A fails to repay the principal and pay the interest timely and fully, Party A shall undertake the fees and expenses arising from realization of creditor’s rights by Party B and C, include but not limited to litigation fees, arbitration fees, execution fees, attorney’s fees, transportation fees and other relevant fees.

10.3 If Party A avoids Party C’s inspection and supervision, delays to repay the principal and pay the interest, escapes the indebtedness intentionally, Party B and C are entitled to report such activities to relevant authorities, or publish announcement through media.

Article XI: Solution of Dispute

Any dispute under this Agreement shall be submitted to the Party B’s local court for litigation. During the dispute period, the three parties shall continue to carry out its own obligation without dispute.

Article XII: Miscellaneous

12.1 The Loan Receipt under this Agreement and other documents, materials confirmed collectively by the three parties are integral part of this Agreement.

12.2 This Agreement shall come into effect upon the signature or the seal of the legal representatives (persons in charge) or authorized persons of the three parties, and the seals affixed.

12.3 This Agreement is prepared in duplicate with each party holding one copy of which.

12.4 Party A has read through all the terms and conditions hereunder, Party B has made corresponding explanation upon Party A’s request; Party A has no dissent to all the content here.

Execution:

Party A: the Company (company seal)

Legal Representative (or Authorized Representative): Zhao Guohong

Party B: Siping City Fu Guo Investment and Development Co., Ltd (company seal)

Legal Representative (or Authorized Representative): Wang Zhihong

Party C: Siping City Credit Association Union (company seal)

Legal Representative (or Authorized Representative): Wang Jingui

Date: 24 July 2008